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                                                                    EXHIBIT 99.2



FOR IMMEDIATE RELEASE
Contact:
Joyce Fox
619-549-5130

       PLANET POLYMER TECHNOLOGIES, INC. ANNOUNCES SHAREHOLDER APPROVAL OF AGWAY'S PURCHASE OF PLANET'S COMMON STOCK AND THE COMPLETION OF THE TRANSACTION


San Diego, CA -- January 12, 1999 -- Planet Polymer Technologies, Inc., ("Planet") a specialty chemical company, (NASDAQ: POLY), announced today that Agway, Inc.'s purchase of 1,000,000 shares of Planet's common stock for $1,000,000 has been completed. Shareholders approved the transaction on January 6, 1999.

According to Robert J. Petcavich, Ph.D., "we are looking forward to a successful long term relationship and this is a major step forward towards commercializing Planet's polymer technologies."

Dennis LaHood, President of the Country Products Group of Agway, Inc. said, "we continue to believe that there are a number of potential applications for Planet's technology in food and agriculture sectors and we look forward to working with Dr. Petcavich and the Planet team."

Planet Polymer Technologies, Inc. is a specialty chemical company that designs, develops, manufactures, and markets degradable and recycled polymer materials. The Company's proprietary polymer materials, which are marketed under the trademarks EnviroPlastic(R), Aquadro(TM) and AQUAMIM(TM), can be used to produce films, coatings, and injection molded parts that serve as environmental compatible alternatives to conventional engineered plastics.

Agway, Inc., headquartered in Syracuse, NY, is a 1.6 billion dollar agricultural cooperative owned by 75,000 farmers-members. Agway's Country Products Group is involved in fresh produce distribution, sunflower processing, specialty pastry flour, dry edible beans, and pet food. Agway's other businesses include agricultural supplies, energy products, yard and garden products, lease financing, and insurance.

Except for the historical information contained herein, this news release contains forward-looking statements which involve risks and uncertainties, including the risk that the Company and Agway Inc. will be unable to develop any products, the risk of acceptance and pricing of new products, as well as the other risks detailed from time to time in Planet Polymer's SEC reports including the report on Form 10-KSB for the year ended December, 1997.

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